Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

TXU Corp. Outlines Vision to Displace Older Power Generation

With Advanced Technologies

Progress on Texas Projects; Expansion of Plans Outside of Texas; Update of Financial

Outlook; Board Declaration of Increased Dividend, Authorization of Share Repurchases

Highlights

•	TXU outlines its vision for displacing older power generation with new advanced power plant technologies in various markets across the nation at the Edison Electric Institute (EEI) Annual Financial Conference.

•	New technologies can meet needs for reliable power supply, increase efficiency, lower prices, cut emissions, and lessen dependence on foreign energy sources.

•	TXU’s power generation strategy has progressed substantially, and now includes line of sight on the development of 16 to 23 gigawatts (GW) of new capacity, including identification of new opportunities outside of Texas. These include 9.1 GW of capacity under development in Texas, sites for the development of two to four GW of power generation facilities identified or secured in the PJM market, and ongoing negotiations in other regions to develop five to 10 GW of additional capacity, including 2.5 GW of capacity for which letters of intent have been signed or are in the customer approval process.

•	Letters of intent are signed or are in the approval process for the sale of 600 MW of equity ownership in the Oak Grove facilities and 50 percent of the equity of another facility in development in Texas.

•	TXU has engineered its reference plant design to be the most advanced supercritical coal technology of any plant under construction in the U.S. today and to meet carbon capture and storage ready criteria.

•	To ensure that TXU’s customers have access to new, more efficient technologies as they become available, TXU invests in ventures focused on innovation in power generation and initiates a $200 million fund to identify and invest in the next generation of energy technology.

•	Outlook for operational earnings[1] for 2006 remains $5.50 to $5.75 per share of common stock. The outlook for 2007 operational earnings is revised to $5.25 to $5.55 per share of common stock, primarily reflecting the company’s growth investments and the expected success of TXU Energy’s “Pick Your Plan” initiative that enables its customers to save up to 10 to 15 percent and TXU Energy’s Demand-Side Management Program, which provide opportunities for further savings through lower consumption or changes in consumption by time of day. The outlook is discussed further on page 7.

•	Reflecting the expected impact of the Texas plant development program, TXU Corp. estimates a five-year compound annual growth rate for operational earnings per share of eight to 10 percent. Relative to prior estimates, this five-year growth rate reflects the impact of commodity price changes, the allocation of capital to growth investments, and the expected impact of equity sell-downs in the power generation program.

•	TXU Corp.’s board of directors increased the regular quarterly common stock dividend by five percent, authorized the repurchase of an additional 20 million shares of common stock through the end of 2007, and extended the expiration date of the remaining 3.4 million shares in the 2006 plan to the end of 2007, all in line with the company’s capital allocation philosophy.

DALLAS – November 6, 2006 – TXU Corp. (NYSE:TXU) today announced the company’s vision to see the nation’s older, less efficient power plants upgraded or displaced with new power generation technologies to meet the nation’s growing need for reliable, affordable and cleaner electric power.

[1]	Operational Earnings Per Share (a non-GAAP measure) is defined as per share (diluted) income from continuing operations, excluding special items. See page 7 for more detail.

1 of 17

The company is challenging the industry to drive further improvements in air quality by accelerating this replacement, and has taken the next step in its power generation development program of potentially 16 to 23 GW of baseload generation capacity, including the 9.1 GW under development in Texas, sites identified or secured in the PJM region, and negotiations in progress to develop facilities to meet specific utility, municipal, cooperative, and large industrial customer needs.

The company also provided an update on its financial outlook and strategy, establishing its outlook for 2007 operational earnings at $5.25 to $5.55 per share of common stock. TXU Corp.’s long-term growth trajectory for the core business in Texas reflects the company’s focus on reinvesting to meet the nation’s power needs while providing appropriate returns for investors. The company’s expected five-year compound annual growth rate is eight to 10 percent, including the previously announced generation development program in Texas, based on current forward commodity prices and expectations for the new build program. In addition, the board of directors authorized the repurchase of up to 20 million shares of the common stock of the company through the end of 2007, and extended the expiration date of the remaining 3.4 million shares of the 2006 program to the end of 2007. Management will apply its capital allocation philosophy in determining the timing and amount of these repurchases over the next 14 months. The increased share repurchase authorization and the board of directors’ authorization of a five percent increase in the regular quarterly dividend are consistent with the results of company performance in 2006 and the company’s disciplined capital allocation philosophy. The financial outlook is discussed in more detail beginning on page 7.

EEI Annual Financial Conference – Presentation Webcast on Tuesday

Senior executives of the company will meet today and tomorrow with investors and financial analysts at the EEI Annual Financial Conference in Las Vegas, Nevada. On Tuesday, C. John Wilder, TXU Corp. chairman and CEO, will present an update on TXU’s growth strategies and financial outlook at this event. A live webcast of the presentation will be available in the Investor Resources section of TXU Corp.’s web site at www.txucorp.com beginning at approximately 8:15 a.m. Pacific (11:15 a.m. Eastern and 10:15 a.m. Central). The presentation and related materials are available in the Investor Resources section of the TXU Corp. web site.

Electricity Supply Needs Are a Serious Issue in Many U.S. Markets

Electric power markets across the U.S. are facing significant challenges that require an effective energy solution, including threats to reliability of power supplies, reliance on imported energy, the need for cleaner air and improved environmental efficiency.

•	Lower Reliability. Reliability is decreasing across the U.S., reflecting more growth in demand for electricity than growth in generation supplies. U.S. power demand is expected to increase by more than two percent per year over the next decade; the North American Electric Reliability Council (NERC) believes that by 2015 there will be incremental demand of over 141 GW, but only 57 GW of incremental supply. Without new generation, markets such as ERCOT, MRO, RFC, and WECC will face the type of reserve margins seen in California in 2000.

•	Over-Reliance on Imported Energy. Compounding this problem, the U.S. has experienced an increasing reliance on imported energy. Since 1995, almost 300 GW of natural gas-fired generation has been built across the U.S. This generation increased the power sector’s demand for natural gas by almost 30 percent. Unfortunately, the U.S. only controls three percent of total world supplies of natural gas and domestic supplies continue to shrink, increasing reliance on foreign sources of energy.

•	Rising Prices. These factors have led to increasing power prices. Across the nation, customers have been faced with potential price increases of over 50 percent and as high as 70 percent. This puts direct pressure on the consumer and makes it more difficult for businesses to compete internationally.

•

Environmental Performance. More than half of the existing U.S. coal power generation fleet is at least 30 years old and almost a fifth is at least 40 years old. These older units are higher cost and generate significantly higher emissions levels than proven new generation technologies; existing gas and coal technology emits more than six times the nitrogen oxides (NOx) of new, efficient coal and gas units. Difficulty in siting and permitting more efficient generation in the U.S. has slowed the

2 of 17

economic and environmental obsolescence of these older units. While the U.S. has a strong record of environmental performance, including reducing sulfur dioxide (SO2) and NOx by almost 50 percent over the last 25 years, TXU believes performance should be even better. TXU believes new, cleaner generation supplies can simultaneously meet growing demand while displacing less environmentally advanced units – improving reliability while improving air quality at the same time.

Meeting the Urgent Power Needs of Texas

TXU’s first step in meeting these power challenges has been to provide a solution for Texas consumers, who face shrinking reserve margins and potential supply shortfalls over the next five years absent new generation. In April, TXU announced a plan that would add 9.1 GW of new efficient baseload coal power generation capacity that will:

•	Meet the reliability challenge by ensuring reliable reserve margins through 2014;

•	Decrease reliance on imported energy by rebalancing the Texas supply stack, reducing Texas’ demand for natural gas by 20 percent, more in line with the rest of the U.S;

•	Reduce wholesale power prices by $1.7 billion annually by bringing the most economic capacity on line; and

•	Continue to improve the Texas environment by reducing TXU’s overall emissions of SO2, NOx, and mercury by 20 percent, giving Texans access to the cleanest large-scale coal fleet in the U.S.

The commitment to improve air quality for customers by reducing total emissions by 20 percent – offsetting the emissions from the new plants and driving down baseline plant emissions even further – is the largest known voluntary reduction of regulated emissions in U.S. history. As part of this commitment, TXU is employing the most advanced supercritical coal technology in the nation. Through a rigorous engineering design process, TXU has optimized the expected performance of its reference plants, using some of the most efficient, lowest emission supercritical plants in the U.S. In fact, the eight TXU advanced coal reference plants will utilize the most efficient, highest steam outlet temperatures (1,085 degrees-Fahrenheit) of any supercritical plants being constructed in the U.S. today and TXU’s reference plants will qualify for the advanced supercritical designation.

TXU recognizes the growing importance that customers place on environmental performance, including consideration of carbon dioxide (CO2) emissions. While there is no commercially viable technology to capture and sequester CO2 today, TXU is investing to ensure that each reference plant is carbon capture ready. The reference plant design includes sufficient space in critical access locations and access to potential reservoirs for CO2 sequestration. TXU is making this investment in retrofit potential because it believes that technology will exist in the future to capture and sequester carbon. Table 1 reflects the advanced position TXU’s plants will secure with this investment.

Table 1: TXU reference plants – carbon capture ready design

Criteria	TXU Design
Sufficient space in critical access locations	Allows space in ductwork to provide ample access for the addition of a future system. Space is also available for placement of that system near the chimney.

Options for CO2 storage	Provides options for CO2 storage including enhanced oil recovery (EOR) and deep saline aquifer deposition.

Design study	Includes unit specific design studies on a schedule to support the company’s long-range planning process.

Pre-investments including plant siting	Reference plants are located on existing TXU sites, which offer advantages for capture including access to EOR sites. TXU is working to advance technologies that are suitable for retrofit capture installations.

Chris Larsen, Vice President for Generation, Electric Power Research Institute (EPRI) stated, “TXU is actively participating in one of EPRI’s largest research and development projects to examine technologies that would

3 of 17

improve plant efficiency and could enable the future capture and sequestration of CO2 from its recently announced reference plants. TXU’s design of these advanced supercritical units to be capable to use these advanced technologies is an important element in new plant design.”

Expanded Partnerships. TXU is also engaging with partners who are seeking to expand access to reliable, low-cost supply for their customers. TXU has entered into two letters of intent with electric cooperatives in Texas for the sale of a total of 600 MW of equity ownership in the Oak Grove facilities. TXU has also entered into or is in the approval process for a letter of intent for the sale of 50 percent of the equity of another of the new generating facilities in Texas. TXU’s proposed partner in the latter is a long-term investor in the power sector and chose the TXU program and this project because of the strong long-term project fundamentals and the highly structured nature of the project. Each of the parties is currently conducting final stage detailed due diligence. TXU expects to execute definitive agreements for the 50 percent equity sale and the cooperative investments by the end of the first quarter of 2007. The partners’ investments in TXU’s plants range from $2,200 per kW to $2,800 per kW.

In addition to the sales of equity in the new assets, TXU is currently negotiating with several additional electric municipalities and cooperatives for long-term (at least 20 years) power sales agreements. The total offers outstanding to this group represent 1,360 MW of long-term power sales contracts. Several of these parties are also engaged in final stage due diligence. TXU anticipates that more than half of these power sales opportunities will be closed in the first quarter of 2007. In addition to the municipal and cooperative power sales efforts, TXU is actively engaging in discussions with multiple industrial companies for medium-term (five to 10 years) power sales contracts. While the process is ongoing, several of these companies have already indicated a willingness to enter into medium-term contracts and have expressed interest in purchasing equity positions in the generating facilities. These discussions are ongoing and will continue as normal course of business.

In addition to the equity and power sales efforts, TXU is pursuing the sale of up to 49 percent of the total equity in TXU Power Development Company, which is developing the 9.1 GW new power generation development program in Texas. Indicative offers are due later this quarter. TXU anticipates selecting qualified investors in December 2006 and beginning due diligence thereafter. Final investor proposals will be required in the early part of 2007 with selection of the anchor investors, if any, scheduled for the second quarter of 2007.

Progressing on the Plan outside Texas

Other regions of the country face the same challenge of securing new, efficient generation supplies to meet customer needs while simultaneously improving air quality. Today, TXU is announcing its business plan to profitably address these challenges throughout the U.S. Three major components of the plan are establishing a profitable entry strategy outside of Texas, advocating for tougher environmental standards, and investing in next generation technology.

Developing reliable new power supplies across the country. TXU believes that consumer needs for reliable, secure, affordable, and environmentally superior power supplies will drive the construction of almost 300 GW of advanced coal power generation facilities across the U.S. over the next 15 years. The first pillar of TXU’s business plan is to establish a profitable entry strategy outside of Texas. This growth potential is spread across three major opportunities. The first is a 45 GW opportunity for new advanced coal that will displace existing gas-fired generation, taking advantage of the advanced coal-gas spread and the more efficient TXU development and construction model. The second is a 78 GW opportunity for new advanced coal facilities that will displace existing coal facilities, taking advantage of the superior efficiency of the new facilities. If TXU is able to further drive down the capital and operating cost, it is possible for new advanced coal facilities to be able to receive a full return on capital at lower costs than the marginal costs to operate and dispatch existing coal facilities. The final opportunity is 160 GW of new generation needed to meet the growth in power demand expected over the next 15 years. TXU is pursuing multiple channels to develop, construct and operate a low-cost fleet of advanced coal power generation to meet the advanced coal-on-gas opportunity.

4 of 17

TXU has made significant progress in its strategy to enter the PJM market and expects to make definitive announcements before the end of the year on two to four GW of new capacity in the market. PJM continues to be an attractive market based on tightening reserve margins, the ability to displace inefficient, high emissions generation and the structurally higher Northeast gas prices. TXU has essentially completed its work to enter the market, identifying or securing multiple sites and completing preliminary transmission studies, site engineering, and preliminary air modeling. Appendix Table 4 shows progress against the major milestones.

In addition to progress in PJM, TXU has executed letters of intent or is in the approval process with municipalities and cooperatives to construct and operate 2.5 GW of advanced coal power generation facilities in other regions. These customer solutions contemplate TXU building and operating the new facilities while delivering a majority of the power to the load-serving entity in a combination of long-term purchased power agreements and equity ownership. TXU believes these customers have recognized that TXU’s generation development plan delivers a long-term source of low-cost, stable power at up to 30 percent below what a sub-scale builder could achieve in their markets. TXU is in various stages of discussions with other customers for an additional 7.5 GW of capacity. Mike Childers, Chief Executive Officer of TXU Development states, “We have been overwhelmed by the depth of the customers’ interest in TXU’s Power DirectSM program. The Power DirectSM program allows a load-serving customer to have access to TXU’s reference plant, proprietary Construction Whole System Approach, and Integrated Operating System. This integrated approach is structured to achieve systematic improvements in capital effectiveness and productivity through TXU’s technical and facility safety systems, maintenance and reliability systems, energy optimization processes, value-improving practices, shutdown/major overhaul planning, advantaged relationships with top contractors and manufacturers, low-cost country, scaled sourcing program and learning curve codification program. This integrated approach allows a customer to substantially improve customer service and reliability, enhance revenues, control costs and streamline operations by accessing a single, integrated power infrastructure with global scale. TXU provides the customer with the advanced reference plant and most importantly, the know-how and capabilities to improve business performance across all dimensions of operations.”

Advocating for tougher environmental standard. TXU recognizes the need to improve air quality, as reflected by the commitment to reduce the company’s total emissions in Texas by 20 percent – the largest voluntary emission reduction in U.S. history. While more than doubling its baseload power generation in Texas, total emissions across all plants (combining both old and new) will be reduced by 20 percent for SO2, NOx, and mercury. To ensure that builders like TXU maintain this commitment to improving air quality in the future, TXU has requested that the Texas Commission on Environmental Quality codify the concept of mandatory offsets, making it legally enforceable. The company is also advocating that new generators in Texas meet the same standard, reducing 1.2 pounds of these emissions for every pound of new emissions permitted. This stringent “offset ratio” is the same strict standard that would be applied if these facilities were being built within severe non-attainment areas. This will help ensure the Texas power generation fleet continues to remain one of the cleanest in the nation.

Fundamentally, TXU believes that new generation projects can and should offer twin benefits across the country: meeting the reliability challenge through new, low-cost supply, while at the same time improving air quality and environmental efficiency by displacing older, high-emissions units.

Reflecting increasing customer interest in greenhouse gas mitigation strategies, TXU also intends to go a step further with a new vision for CO2 reductions. The company believes that over the next 15 years the combination of technology improvements in fuel enhancements, equipment efficiency, flue gas capture, and low-cost offsets can reduce the rate at which CO2 is released when power is generated from coal to compare favorably with modern gas-fired units. In fact, TXU believes that all generators, including peaking gas capacity, should strive to reduce the rate of their CO2 emissions to the rate achieved by a combined cycle gas turbine (CCGT).

Investing in the next generation of technology. Ensuring that customers have access to the latest, most advanced technologies is a critical part of TXU’s business plan. In June, TXU announced its intentions to invest up to $2 billion to commercialize the next generation of even cleaner generation technologies. Today,

5 of 17

TXU is announcing some of the technologies it is actively pursuing, including participation in collaborative studies by EPRI and the University of Texas and partnerships with research and development and manufacturing entities. While TXU is continuing to evaluate additional technologies, those for which it has signed letters of intent or has already started partnerships to pursue advancement of next generation technologies are described in Table 2 below.

Table 2: TXU environmental technology investments

Type	TXU Participation	Description

Fuel enhancement	100% TXU	Coal cleaning initiatives include the use of air jigs or other technology to further clean lignite, reducing ash, sulfur, and mercury removal by up to 30%, and improving the heat content by 12-15%.

Combustion/Alternative fuels	Partnership with Zest-Texas LLC	Waste-to-energy projects include utilizing a propriety oxidation technology with the dual benefit of using solid waste (such as used tires, animal waste, or waste coal) for fuel, while producing virtually emission free power.

	Contract with Jupiter Oxygen	Oxy-firing of coal includes studying the use of technology to eliminate NOx and separate CO2.

Boiler efficiency	R&D partnership with Babcock & Wilcox (B&W)	Ultra-supercritical coal: TXU and B&W plan to continue research to drive more efficiency in ultra-supercritical plants, reducing the amount of CO2.

Emission reduction	TXU equity investment/field trial with Skyonic	Field trial of proprietary technology at an existing TXU power plant in 2007 to test new methods for CO2 capture and conversion; also captures SO2 and mercury.

	Co-funding EPRI project	Chilled ammonia: EPRI pilot project to evaluate the use of chilled ammonia for removal of CO2 from power plant flue gas.

	Co-funding University of Texas research	MEA: Research to improve the efficiency of the use of monoethanolamine (MEA) to remove CO2 from flue gas streams, with Dr. Gary Rochelle - University of Texas.

	R&D partnership with Babcock & Wilcox	Oxy-firing of coal: A project is in place with B&W for studying oxygen fired boilers in coal applications to advance technology being developed by B&W and Air Liquide to segregate plant CO2 emissions for capture.

Customer initiatives	100% TXU	CO2 free product: Planning to develop a feature that could be added to retail pricing plans in which TXU would purchase CO2 credits equal to customer usage.

	100% TXU	Time-of-use retail products: pricing plans that allow consumers to save on electricity bills by shifting usage to off peak hours.

	Pilot with device supplier	Home energy monitors: a small, in-home device which displays real time consumer information on whole-house electrical usage and costs, and estimates monthly bill amount. With the success of a summer pilot, this feature is being developed as an addition to selected pricing plans.

Solving a potential greenhouse gas issue for TXU’s customers will require looking beyond the power value chain and finding other low-cost offsets throughout the world economy. TXU intends to pursue the origination and development of such offsets. These offsets could cover a wide range of opportunities, from methane and industrial gas capture to no-till farming. TXU believes it is possible to find CO2 offsets at less than $7 per ton, and intends to develop these offsets to help achieve its vision of reducing the carbon intensity of coal power generation.

Finally, to further promote new technologies, the company is in the process of forming a $200 million energy venture fund. TXU will contribute up to $50 million and solicit contributions from banks, equipment providers, and other investors. The fund will be focused on investing in the next generation of clean power generation technologies. TXU is creating an advisory board to direct the fund and has engaged Mark

6 of 17

Gabriel, an executive consultant with R.W. Beck and formerly a senior officer with EPRI, to assist in the development of the fund’s business plan, including its charter, independent advisory process and structure.

TXU believes this focus on technology will further its goals to repower America with the most efficient, lowest cost and cleanest power available.

Financial Strategy and Outlook

The company’s core business in Texas, the power generation program described above, and the company’s risk management, hedging and capital allocation strategies addressed below are the key drivers of TXU’s expectations for continued strong cash flows and operational earnings. Ongoing performance of the company’s operations are measured and driven by the hallmarks of successful industrial companies: operational excellence, market leadership, a strict risk/return mindset for all key business decisions in the context of volatile commodity markets, and a rigorous performance management system. Upon completion of its annual planning cycle, TXU Corp. is updating its 2007 outlook for operational earnings2.

Relative to expectations presented in November 2005 at the EEI Financial Conference, the forward financial plan continues to show a much stronger growth trajectory, with an estimated five year compound annual growth rate of eight to 10 percent. This growth rate is lower than that embedded in the business plan TXU presented in May 2006, reflecting three primary drivers, as shown in Table 3; these factors also impact the 2007 outlook. First, changes in commodity prices, particularly declines in wholesale and retail power prices and increases in expected fuel costs, have negatively impacted the company’s EBITDA3 by roughly $150 million and $200 million per year over the next five years relative to the May 2006 business plan. This decline represents less than four percent of the company’s total EBITDA over that period. Capital allocation is the second driver, reflecting ongoing investment in opportunities that offer attractive, value-generating returns. The third factor is expected plant equity sell-downs, which have a slightly dampening effect on earnings while reducing risk, improving capital returns, improving near-term free cash flow, and enhancing the company’s long-term growth potential. Table 3 highlights the changes in the company’s forward financial plan over the past year:

Table 3: Indicative five year view of operational earnings growth drivers4

07E-011E; $ per share; percent

Category	Description	07E	11E
Nov 05 business plan[5]	EEI presentation; Nov 05	~5.75	6.10-6.40
May 06 business plan[5]	Announcement of new build strategy	~5.75	9.75-10.00
Commodity movements	Lower wholesale power prices, impacting wholesale prices and Energy’s gross margin; PRB and nuclear fuel increases	(0.20)	(1.20)
Capital allocation	Lower share repurchases, due to increased growth investment, reduced cash from operating activities due to commodity prices, and higher prices for share repurchases	(0.15)	(0.50)

[2]	Operational Earnings Per Share (a non-GAAP measure) is defined as per share (diluted) income from continuing operations, excluding special items. Beginning in the fourth quarter of 2006, TXU also plans to exclude all effects of unrealized cash flow hedging ineffectiveness and market-to-market gains and/or losses on positions in its long- term hedging program from operational earnings because management believes such presentation will more appropriately reflect the ongoing earnings of the business. TXU forecasts earnings on such operational earnings basis and is unable to reconcile forecasted operational earnings to a GAAP financial measure because forecasts of special items and material non-recurring items or ineffectiveness or market-to-market gains or losses on its long term hedging program are not practical. TXU relies on operational earnings for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.

[3]	Income from continuing operations before interest income, interest expense and related charges, and income tax plus depreciation and amortization and special items. EBITDA is a measure used by TXU to assess performance.

[4]	Indicative pro forma for 2011 assumes announced 11 new units in Texas are in operation for the full year. The indicative pro forma will change as financing, hedging, project equity sales and other terms are completed and as the permitting and construction process unfolds, among other factors. Reflects forward natural gas and power curves as of 9/30/06.

[5]	2011 represents 2010 indicative earnings since 2011 view was not provided as part of Nov 05 or May 06 financial plan.

7 of 17

Category	Description	07E	11E
Sell-downs	Sell-down portion of equity in new plant developments; reduces risk and improves capital returns, but reduces EPS		(0.45)
Nov 06 business plan[6]	EEI presentation, Nov 06	~5.25-5.55	~7.55-7.85
07-11 CAGR		~5.75	8% to 10%

Table 4 highlights the changes in natural gas prices over the past 12 months:

Table 4: NYMEX forward natural gas prices

CAL 07-11; $/MMBtu, percent

Category	Date	07E	08E	09E	10E	11E
Nov 05 business plan	10/31/05	9.65	8.49	7.64	7.05	6.74
May 06 business plan	4/19/06	10.74	9.92	9.04	8.18	7.44
Nov 06 business plan	10/31/06	7.86	8.08	7.75	7.38	7.01
% Change since May 06	10/31/06	(27)	(19)	(14)	(10)	(6)

Lower Commodity Prices. Wholesale commodity prices steadily increased starting in January 2002, reaching a peak in the fourth quarter 2005. Since that time, the 12-month, around the clock (7x24) wholesale forward power prices, one of the major components of retail power prices, have declined approximately 25 percent. Since late last year, this decline in wholesale prices has impacted the forward earnings potential for TXU Power’s generation business; however, the vast majority of the commodity drop has been offset through the company’s hedging program. Since late April, natural gas prices have dropped by nearly $3/MMBTu, equivalent to a nearly $24 per MWh decline in wholesale prices for TXU Power – unhedged, this would have caused the equivalent of up to $1.4 billion drop in annual pre-tax earnings power. This drop in wholesale power prices is primarily a near-term phenomenon; long-term power prices have been far less volatile, as shown on Table 4. Over the long-term, outside the term of the company’s hedging program, the profitability and returns of TXU’s portfolio will be closely linked to commodity price trends; further declines would create downside, while a recovery of prices will create upside.

TXU Energy has responded to these lower wholesale prices and the actions of competing retailers by offering innovative pricing options across Texas in anticipation of the expiration of the price-to-beat on January 1, 2007. These actions are consistent with the company’s long-standing planning assumption that retail margins will fall in a sustainable five to 10 percent net margin band, in line with what retailers are able to achieve in other competitive sectors. This is part of the TXU Energy strategy to provide superior long-term value to customers and build a strong franchise throughout Texas. In fact, TXU Energy offers 10 of the 11 lowest-priced plans among all incumbent providers in their traditional service territories. TXU Energy launched the “Pick Your Plan” campaign to promote offers that provide a range of benefits, including price protection, renewable energy, and plans that track natural gas prices. Savings can reach 10 to 15 percent, depending on the plan the customer chooses, in addition to a $25 incentive to choose a plan. TXU Energy also announced a special, one-time, customer appreciation bonus of $100 for every residential customer in the traditional service territory, to be paid out quarterly over the next four quarters, beginning in November 2006. Furthermore, TXU Energy made an unprecedented commitment to its customers that are on the price-to-beat rate, and certain other plans, by automatically providing three-full years of price protection through December 31, 2009, enabling customers to choose another TXU Energy plan, choose a plan from a competitor at anytime without incurring any cancellation fees, or remain on this very attractive program. TXU Energy also decided to fund the 10 percent low-income discount for its customers while working with lawmakers to restore funding for a similar state-wide program. These efforts position TXU Energy well for the onset of full competition in January, and provide an unprecedented level of peace-of-mind for its customers.

The Texas competitive market is designed to ensure that price signals eventually reach customers, and not to artificially shield customers from wholesale market increases or decreases through rigid regulatory formulas.

[6]	Throughout this release, 2007E operational earnings estimate (and subsequent years) excludes fees, expenses, and interest associated with debt that is part of the expected TXU Power Development nonrecourse financing package.

8 of 17

This design provides real incentives for customers to evaluate opportunities to implement energy efficiency efforts, demand response programs, or simply perform basic energy audit steps to identify conservation opportunities. TXU Energy has been actively working with customers on energy efficiency information, energy audits, and pilot programs for both time-of-use pricing and easy-to-understand energy monitoring devices for real-time demand and cumulative energy bill information in the home. Customers are actively looking for ways to consume energy more efficiently and have shown strong interest in expanding these programs. TXU Energy estimates that residential customers have decreased their average overall consumption by roughly three to five percent in 2006. Consistent with its “Worry-Free” positioning, TXU Energy plans to expand its demand-side management programs in 2007. Through existing programs and continued innovation, TXU Energy expects to provide customers opportunities for saving through reduced usage with minimal sacrifice of comfort and reduced prices for customers as they choose from a variety of new lower-priced offers.

Investment in growth programs. As discussed above, the nation’s electric power infrastructure is at a crossroads: there is a national need for new generation supplies to ensure reliability, while at the same time customers and other constituents are demanding competitive long-term prices and improved air quality. TXU believes that its capabilities in generation development, construction, and risk management will enable it to meet this market need through a distinctive solution that will provide customers with stable, low-cost, long-term supply while delivering attractive returns to TXU’s shareholders and co-investors. Building out new generation will also enable significantly improved emissions profiles and environmental performance, given the vastly improved efficiency and controls for new units relative to decades-old infrastructure. Pursuing this path will require investment. Under it capital allocation philosophy, TXU will put high thresholds on that investment, with prospective projects needing to offer a present value to investment (PV/I) ratio of 1.3 to 1 and a financial profile that returns 25 to 35 percent of cash within five years.

In 2007, the impact of this ongoing capital allocation strategy and growth investments is expected to reduce the forward outlook by roughly $0.15 relative to the prior business plan. This impact is primarily the result of delaying the timing of share repurchases as the power generation program proceeds in Texas. It also reflects higher than expected prices for share repurchases (given the company’s share price increases over the past six and 12 months) and lower cash flows due to commodity prices. Over the five year period, the business plan reflects investment of approximately $1.5 billion across multiple opportunities, the cumulative impact of which is to increase shares outstanding by roughly 20 million shares in 2011. This investment is geared to enable TXU to maintain its robust trajectory and build a sustainable, competitively advantaged business for the long-term.

Equity sell-downs. Equity sell-downs at the plant or development company level are part of TXU’s power generation strategy. Sell-downs have multiple benefits, notwithstanding a reduction in the earnings stream from individual projects. By bringing in partners, TXU mitigates the risk associated with its investment in the project and improves the returns on the capital the company is employing. Co-investors will complement TXU in ensuring that project execution proceeds as planned. Sell-downs also help to ensure that there is market validation for the underlying business opportunity at the value levels that warrant TXU’s investment. During the five-year forward plan, TXU’s free cash flow after dividends averages just over $2 billion per year, more than $4.50 per share. In the year of the hypothetical 3 GW sell-down, free cash flow improves to more than $8 per share, a 75 percent improvement, creating significant incremental free cash flow for other high-return projects or for distribution. For development investments like those TXU is evaluating in other markets, selling down also significantly improves the PV/I and overall project returns. For these types of projects, assuming a hypothetical initial PV/I of 1.6, selling down 50 percent of the equity at values that match the expected future cash flows increases the overall PV/I of the project to 2.4/1, while bringing forward future cash flows and significantly reducing the long-term risk profile of the project returns, including risks of commodity price swings, regulatory changes, or other value drivers.

Consistent with this strategy, letters of intent have been signed, or are in the approval process, for the sale of 600 MW of equity ownership in the Oak Grove facilities and 50 percent of the equity of another facility in development in Texas. These agreements are expected to be finalized by the end of the first quarter of 2007. As the company pursues plant development opportunities in other markets, sell-downs are expected to be an ongoing feature of the business model.

9 of 17

Table 5 summarizes the key drivers between the previous and current 2007 operational earnings outlook. These drivers include the impact of changes in wholesale prices flowing through to retail pricing and marketing actions, the effect of generation growth investments on the timing and size of planned share repurchases, and increased investment in development and next generation technologies, partially offset by productivity improvements in the core business operations.

Table 5: Operational earnings growth drivers

Previous to Current 07E; $ per share

Performance Driver	Income Statement Category	07E
Previous 07E outlook		~5.75
Productivity gains	Operating revenues/O&M expenses[7]	0.10
Retail pricing and marketing actions; demand response	Operating revenues; SG&A expense	(0.25)
Technology and development investments	SG&A and interest expense	(0.05)
Generation growth investments – change in timing/size of share repurchases	Change in diluted shares outstanding	(0.15)
Current 07E outlook		5.25-5.55

From a five year growth rate perspective, TXU plans to use strong free cash flow, performance improvements, and organic growth to overcome the declining commodity price environment reflected in forward market prices and current hedge prices, and the effects of rising coal and nuclear fuel costs. For the base business, operational earnings in 2011 are expected to be two to three percent above 2007 levels. The current indicative pro forma for the 11 new baseload power generation facilities in Texas would raise the growth trajectory to an estimated compound annual growth rate of range of eight to 10 percent. This pro forma may change as engineering, procurement and construction contracting, financing, project equity sales and the permitting and construction process is advanced in 2007, among other factors. Table 6 summarizes the major drivers of earnings growth from 2007 to 2011.

Table 6: Indicative long-term operational earnings growth

07E-11E; $ per share, percent

Performance Driver	07E-11E
07E outlook range	5.25-5.55
Commodity price movements (roll-off of 07 hedges, open position)	(0.48)
Retail pricing and marketing actions	(0.32)
Coal and nuclear fuel prices	(0.33)
Performance improvements, retail and transmission and distribution growth	0.43
Share repurchases	0.85
11E indicative range – existing businesses	5.40-5.70
Indicative earnings from Texas power generation development program	2.60
Impact of sales of equity in Texas power generation development program[8]	(0.45)
11E indicative range with Texas power generation development program	7.55-7.85
07E-11E annual growth rate (percent CAGR)	~8 to 10%
Estimated sensitivity to +/- $1.00 commodity move[9]	+/-0.65

Risk Management and Hedging Strategy. Pursuant to its risk management and hedging strategy, particularly in relation to commodity price exposure in its TXU Energy Holdings segment, TXU focuses on maintaining strong credit metrics and its complementary generation and retail businesses to manage its commodity price exposure. This approach considers the residential and business load, at currently

[7]	O&M expenses refer to operating costs and selling, general and administrative expenses.

[8]	Assumes equivalent of 3 GW of equity is sold and proceeds are deployed using TXU’s capital allocation philosophy.

[9]	Estimated sensitivity including base business portfolio and Texas power generation development program, net of natural gas hedges and planned forward power sales; assumes retail load acts as a partial short position while net margin remains within a sustainable range of five to 10 percent.

10 of 17

forecasted customer attrition and within a sustainable long-term net margin range of five to 10 percent, to represent a partial hedge to baseload generation that will be supplemented by market transactions to manage the company’s exposure to changes in natural gas prices. As shown in Table 7 below, with the implementation of this approach, TXU has mitigated over 95 percent of its estimated natural gas exposure through 2008 on a total portfolio basis; the ranges in the table reflect the estimated potential impact of the sustainable net margin range. In addition, TXU has sold over 1.2 billion MMBtu of natural gas for 2009 through 2012. This long-term hedging program enables TXU to increase the certainty of its cash flows at a time when it is undertaking a significant investment program in the new power generation units and electric delivery network.

The company actively manages its natural gas and heat rate exposure and may adjust both natural gas and heat rate positions in response to estimated generation production, customer attrition and usage, wholesale market transactions, market commodity changes, risk management strategy and policy revisions, and other factors.

Tables 7 and 8 provide TXU’s current estimated natural gas and heat rate exposure, respectively, including the 11 new advanced power generation facilities being developed in Texas.

Table 7: Pro forma natural gas equivalent economic exposure10

Balance of 07E-10E; Million MMBtu

Position	07E	08E	09E	10E
Current baseload generation	475	485	485	470
9 GW new generation in Texas	—	—	195	495
Retail/forward power sales[11]	(300)-(370)	(230)-(330)	(160)-(320)	(165)-(330)
Natural gas hedges	(110)	(150)	(260)	(405)
Planned forward power sales[12]	—	—	(30) to (60)	(80) to (120)
Net exposure	~(5) to 65	~5 to 105	~40 to 230	~110 to 315

Table 8: Heat rate economic exposure

Balance of 06E-10E; Million MWh

Position	07E	08E	09E	10E
Current baseload generation	62	62	63	63
9 GW new generation in Texas	—	—	26	73
Retail/forward power sales[11]	(34)-(42)	(19)-(27)	(16)-(31)	(17)-(34)
Planned forward power sales[12]	—	—	~(7)	~(13)
Net exposure	~20 to 28	~35 to 43	~51 to 66	~89 to 106

Table 9: Average sales price of natural gas hedges

07-10; $/MMBtu

Component	07	08	09	10
Average price of natural gas hedges (NYMEX equivalent price)	~9.58	~8.42	~8.35	~7.97
NYMEX close price as of 10/31/06	7.86	8.08	7.75	7.38

Capital Allocation and Financial Flexibility. As previously disclosed, TXU Corp.’s capital allocation strategy places first priority on use of available cash for investments to preserve and enhance the quality of customer service and production and delivery reliability. Sustaining and regulated growth capital

[10]	As of 10/13/06 based on anticipated generation from TXU Power’s existing power generation facilities and the 9.1 GW of planned facilities assuming currently anticipated on-line dates and production levels.

[11]	Assumes native market retail position acts as a short position while net retail margin remains at or below a sustainable range and planned churn rates are achieved; estimates are subject to change if retail price levels or realized churn rates deviate from planned levels. Ranges reflect estimated potential impact of net margins outside of sustainable range. Includes wholesale power positions and fixed large business contracts.

[12]	Assumes 1.5 GW of forward power sales are converted at an 8 MMBtu/MWh heat rate.

11 of 17

expenditures for 2007 are expected to be approximately $2.0 billion, primarily for investment in TXU Electric Delivery’s transmission and distribution infrastructure and ongoing upgrades to the generation fleet. This estimate excludes expenditures for the 11 new plants in the ERCOT market that are expected to be funded through nonrecourse debt upon the closing of financing and receipt of permits for the facilities in 2007. The company will then consider growth capital, or reinvestments, subject to a present value to investment ratio threshold of at least 1.3 times and the return of 25 to 35 percent of cash in five years. The next priority for free cash flow will be to maintain balance sheet strength and financial flexibility. TXU’s primary objectives in this regard are to maintain strong credit metrics to withstand a down commodity cycle. For 2007 and beyond, TXU targets a 2.5 times or lower debt to EBITDA ratio, a 5.0 times or higher EBITDA to interest coverage and 30 to 50 percent total debt to market capitalization ratio. Remaining free cash flow is available for dividends and other distributions to shareholders.

Dividend Increase and Share Repurchase Authorization. As a result of the ongoing significant improvement in TXU Corp.’s financial performance, balance sheet and credit metrics and confidence in the continued strong operational earnings and cash flows of the company, the board of directors increased the regular quarterly dividend of the company to $0.4325 per share of common stock (an annual rate of $1.73 per share), a five percent increase over the previous quarter, and a 54 percent increase over the 2005 rate. With the execution of the forward financial plan, the company expects that the board will continue to approve a high performance annual dividend growth rate.13 The regular quarterly cash dividend will be paid on January 2, 2007 to shareholders of record as of December 1, 2006. The new dividend rate represents a payout ratio of approximately 32 percent relative to the revised operational earnings per share outlook for 2007.

The board of directors also authorized the repurchase of up to 20 million additional shares of common stock through the end of 2007 and extended, to the end of 2007, the authorization for the remaining 3.4 million shares in the 2006 program. The company will apply its capital allocation philosophy in determining the timing and amount of these repurchases. As previously disclosed, the intent of the policy is to provide capital distribution to the shareholders at a top quartile performance level, subject to maintaining financial flexibility and strength for an uncertain industry environment.

TXU Corp. believes this dividend and cash distribution policy remains appropriate for its business model and provides flexibility to manage through the volatility inherent in commodity markets. The policy positions the company well in terms of dividend payout and dividend yield relative to other companies in the S&P 500 index and with comparable power companies that have a mix of regulated and primarily competitive operations. The dividend rate and annual dividend growth rate will be subject to regular review by the board and may be changed based upon a number of factors. TXU Corp. believes the dividend policy is sustainable, maintains financial flexibility, and preserves credit quality.

As part of its financial strategy, TXU expects to maintain its available cash and bank capacity at levels in excess of its stated minimum requirement of $1.5 billion. As of October 31, 2006 available liquidity (cash and available credit facility capacity) was $4.1 billion.

* * *

TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses primarily in Texas. In the competitive TXU Energy Holdings segment (electricity generation, wholesale marketing and retailing), TXU Energy provides electricity and related services to more than 2.2 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Power has over 18,300 megawatts of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fired generation capacity. TXU Wholesale optimizes the purchases and sales of energy for TXU Energy and TXU Power and provides related services to other market participants. TXU Wholesale and its affiliate, TXU Renew, are the largest purchasers of wind-generated electricity in Texas and fifth largest in the United States. TXU Corp.’s regulated segment, TXU Electric Delivery, is an electric distribution and transmission business that complements the competitive operations, using superior asset management skills to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 100,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.

[13]	Based on historical analysis, a high performance growth rate is in the five percent annual growth rate range.

12 of 17

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in the company’s SEC filings. Specifically, the company makes reference to the section entitled “Risk Factors” in its annual and quarterly reports, particularly the risk factor relating to its power generation development program in Texas. In addition to the risks and uncertainties set forth in the company’s SEC filings, the forward-looking statements in this release could be affected by actions of rating agencies, the ability of the company to attract and retain profitable customers, changes in demand for electricity, the impact of weather, changes in wholesale electricity prices or energy commodity prices, the company’s ability to hedge against changes in commodity prices and market heat rates, the company’s ability to fund certain investments described herein, delays in approval of, or failure to obtain, air and other environmental permits and the ability of the company to resolve the consent decree issue regarding the new Sandow 5 unit, changes in competitive market rules, changes in environmental laws or regulations, changes in electric generation and emissions control technologies, changes in projected demand for electricity, the ability of the company and its contractors to attract and retain skilled labor, at projected rates, for planning and building new generating units, changes in the cost and availability of materials necessary for the planned new generation units, the ability of the company to negotiate and finalize engineering, procurement and construction contracts for its reference plants in a timely manner and at projected costs, the ability of the company to manage the significant construction program to a timely conclusion with limited cost overruns, the ability of the company to implement the initiatives that are part of its performance improvement program and growth strategy and the terms under which the company executes those initiatives, and the decisions made and actions taken as a result of the company’s financial and growth strategies, and with respect to the InfrastruX Energy joint venture, the amount of time the PUC takes to review the transaction and the results of the review.

-END-

Corporate Communications:	Investor Relations:
Lisa Singleton 214.812.5049	Tim Hogan 214.812.4641	Bill Huber 214.812.2480	Steve Oakley 214.812.2220

13 of 17

Appendix Table 1: Phase I - Set the Strategic Direction Key Milestones

Evaluate several strategic and current and future technology alternatives for generation investment programs in ERCOT and other markets where market fundamentals require additional baseload power to deliver consumers less expensive, more reliable and cleaner power. Design and launch a sustainable business model in ERCOT and explore the potential to deploy this business model to multiple markets.

#	Milestone	Date[14]	Status[15]
1	Hire CEO of TXU Generation Development (Mike Childers)	05/05	Completed

2	Complete Oak Grove air permit application filing	07/05	Completed

3	Build inventory of generation sites in ERCOT	07/05	Completed

4	Assess water rights & other infrastructure assets and rail connectivity at Texas sites	07/05	Completed

5	Complete detailed assessment of major power markets (ERCOT plus others)	09/05	Completed

6	Evaluate customer demand growth and forecasted ERCOT reserve margins	09/05	Completed

7	Evaluate transmission connectivity and impact in ERCOT	09/05	Completed

8	Evaluate alternative innovative retail products	10/05	Completed

9	Develop comprehensive growth strategy and strategic options	10/05	Completed

10	Start development plans for Oak Grove and Sandow Unit 5	12/05	Completed

11	Complete detailed assessment of generation technology alternatives	02/06	Completed

12	Complete TXU site assessment and selection	02/06	Completed

13	Develop high performance construction model using the TXU Operating System	02/06	Completed

14	Evaluate potential EPC contractors to assess capability for building a reference plant	03/06	Completed

15	Develop target for 20% reduction in total emissions, while doubling solid-fuel capacity	04/06	Completed

16	Assess economic impact of TXU’s power generation facilities on Texas	04/06	Completed

17	Evaluate workforce requirements and internal skills relative to requirements	04/06	Completed

18	Meet with key local and state officials to describe program and impact	04/06	Completed

19	Complete reference plant air permit application filings with TCEQ	04/06	Completed

20	Prioritize next generation technologies for retrofit and new capacity	Ongoing	In progress

[14]	Dates are projected or target dates, except where status is “Completed”. This is especially important as it relates to projected dates for obtaining environmental permits, for which there is a defined process but it is not controlled by TXU.

[15]	Bold text indicates a change in status since previous disclosure on August 1, 2006.

14 of 17

Appendix Table 2: Phase II - Ensure Operational Execution Key Milestones

Partner exclusively with the best EPC firms. Build an industry-leading construction and operations management team to execute the program on time and on target and operate the facilities at world-class reliability and cost levels. Work with partners to remove waste and apply the TXU Operating System to drive the lowest-cost and highest-value design, construction, and operations plans for the reference plants.

#	Milestone	Date[1]	Status[2]
1	Name SVP for operational readiness and planning (Steve Kopenitz)	05/06	Completed

2	Have TCEQ deem reference plant permit applications administratively complete	05/06	Completed

3	Hire CEO of TXU Generation Construction (Chuck Enze)	06/06	Completed

4	Begin Sandow Unit 5 construction	06/06	Completed

5	Complete comprehensive workforce assessment to meet operating requirements	08/06	Completed

6	Build construction organization and key management processes	09/06	Completed

7	Analyze future state staffing needs by skill, quantity, and facility	09/06	Completed

8	Obtain draft reference plant air permits from TCEQ	Q4-06	Completed

9	Finalize and launch comprehensive talent sourcing plan	Q4-06	In progress

10	Obtain Oak Grove air permit and start construction	Q1-07	In progress

11	Develop and initiate the “TXU Academy” for training and developing employees	Q1-07	In progress

12	Obtain first reference plant air permit(s) and start construction	Q2-07	In progress

13	Begin integration of employees into operations and commissioning of new facilities	Fall 08

14	Complete construction on dual rail connectivity for initial sites	Q4-08

15	Achieve online status of Sandow Unit 5	Q1-09

16	Achieve online status of Oak Grove Unit 1	Q2-09

17	Achieve online status of Oak Grove Unit 2	Q4-09

18	Achieve online status of first reference plant	Fall 09

15 of 17

Appendix Table 3: Phase III – Optimize the Risk/Return Profile Key Milestones

Develop an investment profile that is economically sound in a variety of industry conditions, effectively manage commodity risk, secure 100 percent non-recourse capital, and identify and secure investment partners that would benefit the solid-fuel power generation program.

#	Milestone	Date[1]	Status[2]
1	Complete Sandow Unit 5 firm-price EPC contract	05/06	Completed

2	Obtain financing commitment for TXU Power Development Company (TXU DevCo)	06/06	Completed

3	Complete definitive design, engineering and procurement agreement with Bechtel for reference facilities	06/06	Completed

4	Complete EPC definitive agreement with Fluor for Oak Grove	06/06	Completed

5	Select suppliers and enter agreement for power blocks (boilers and turbines)	06/06	Completed

6	Define rail and train set acquisition strategy	07/06	Completed

7	Complete initial natural gas hedging program	09/06	Completed

8	Complete collaborative process phase of reference plant design with Bechtel	9/06	Completed

9	Design operating model for high-performance O&M & capacity factors at new facilities	10/06	Completed

10	Complete collaborative process phase for Oak Grove facilities with Fluor; complete contract	Q4-06	In progress

11	Evaluate strategic alternatives for sourcing fuel	Q4-06	In progress

12	Complete first reference plant EPC contract	Q1-07	In progress

13	Complete forward sales of physical power	Q1-07	In progress

14	Complete initial rail transportation provider agreement	Q1-07	In progress

15	Syndicate TXU DevCo financing	1H-07	In progress

16	Complete sales of equity interests in TXU DevCo	1H-07	In progress

16 of 17

Appendix Table 4: Phase IV - Expand to New Markets Key Milestones

Identify and acquire key sites in new markets where TXU can expand its solid-fuel power generation program; develop the options for multiple technologies by applying the solid-fuel power generation program model to other technologies and the same quality management and operational expertise in other markets.

#	Milestone	Date[1]	Status[2]
1	Develop detailed power market analysis of PJM and Northeast markets	05/06	Completed

2	Establish Northeast office	06/06	Completed

3	Engage key advisors for technical diligence (transmission, siting, air modeling)	07/06	Completed

4	Analyze impact of new generation on supply, transmission, and demand	07/06	Completed

5	Complete generation technology review based on sites, markets, fuels and regulation	08/06	Completed

6	Complete economic evaluation of investment opportunity and investment prioritization	08/06	Completed

7	Identify target sites with highest return potential	09/06	Completed

8	Conduct detailed diligence on each site (transmission, visibility, emissions, water)	10/06	Completed

9	Prioritize and identify target sites	10/06	Completed

10	Complete fuel supply and rail/transportation analysis	Q1 07	Ongoing

11	Meetings with key stakeholders (regulators, governors, agencies)	—	Ongoing

12	File applications for air/site permits	Q4-06	In progress

13	Define reference plant for new market expansion (modify existing design)	Q1-07	In progress

17 of 17